Exhibit 4.10
THE NCC GROUP
Web Escrow

                                 Single Licensee
     --------------------------- ------------ --------------- -------------
     Escrow Agreement No:                      Dated:
     --------------------------- ------------ --------------- -------------

Escrow Agreement Between:

(1) Starnet Systems International Inc whose registered office is at the CIBC Banking Centre, Old Parnham Road, St John's, Antigua, West Indies ("the Owner");

(2) Internet Opportunity Entertainment Limited whose registered office is at c/o Caribbean Management & Trust Company Limited, 60 Nevis Street, St Johns, Antigua formerly known as Internet Opportunity Antigua ("the Licensee"); and

(3) NCC ESCROW INTERNATIONAL LIMITED whose registered office is at Manchester Technology Centre, Oxford Road, Manchester M1 7ED, England (CRN: 3081952) ("NCC").

Preliminary:

(A) Softec Systems Caribbean Inc ("Softec") and the Licensee entered into a software licence agreement on 19 March 1998 (the "Software Licence"). Softec subsequently changed its name to Starnet Systems International Inc ("Starnet") and Starnet and the Licensee have now entered into an Amendment Agreement dated of even date herewith pursuant to a contract entered into between Sportingbet Plc, the Licensee, World Gaming Plc, Starnet and others (the "Principal Agreement").

(B) Certain technical information and documentation describing the software packages are the confidential property of the Owner and are required for understanding, developing, maintaining and correcting the software package.

(C) The Owner acknowledges that in certain circumstances the Licensee may require possession of the technical information and documentation held under this Agreement.

(D) Each of the parties to this Agreement acknowledges that the considerations for their respective undertakings given under it are the undertakings given under it by each of the other parties.

It is agreed that:

1        Definitions

         In this Agreement the following terms shall have the following meanings:

         1.1 "Cable and Wireless Agreements" means the agreements between Starnet (or any member of the World Gaming Group) and Cable and Wireless for (i) the colocation of the Hardware (or any of it) in the offices or facilities of Cable and Wireless in Antigua; and (ii) the purchase or availability of bandwidth for the Licensed Software and the Systems and (iii) the continued access to the Cable and Wireless colocation facility in Antigua for personnel to operate, support and provide the co location facilities, bandwidth and other services necessary for the operation of the Sites;

         1.2 "Change of Control" occurs for the purposes of this Agreement if :-

                  1.2.1 in any transaction or series of transactions, a person or group, other than the Licensee or any of its affiliates acquires securities representing more than 50% of the shareholder voting power in any member of the WG Group; or

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                  1.2.2    a merger or consolidation involving any member of the
                           WG Group being consummated and resulting in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the shareholders immediately prior to such merger or consolidation; or

                  1.2.3 the Owner or any member of the WG Group sells all or substantially all of its assets to a person or entity which is not a wholly-owned subsidiary of World Gaming Plc.

         1.3 "Contracts" means all or any of this Agreement, the Licence Agreement, the Amendment Agreement, the Cable and Wireless Agreements and the Service Contracts and Software Licences;

         1.4 "Full Verification Service" means the service provided by NCC and detailed in Schedule 2 for the verification of the Material (and updates and upgrades);

         1.5 "Functions" means (a) the provision of the betting area of the Sites where wagers are placed and (b) the performing of deposit and withdrawal transactions for customers of the Sites;

         1.6 "Hardware" shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems, and other equipment, as determined by the Owner in its absolute discretion, located at its offices in St John's Antigua; Vancouver, Canada, or other locations designated by the Owner as may be required in order to properly store, distribute and run the Licensed Software.

         1.7 "Integrity Testing Service" means those tests forming NCC's Integrity Testing Service and detailed in Schedule 2, in so far as they relate to the Material;

         1.8 "Intellectual Property Rights" means copyright, trade secrets, patents, and all other and proprietary rights of a similar nature;

         1.9 "Licence Agreement" means the Software Licence as amended by the Amendment Agreement pursuant to the terms of the Principal Agreement;

         1.10 "Licensed Software" shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, flow charts, logic diagrams, manuals, and listing made generally available by Softec for use in connection with the licensed programs. The Licensed Software shall consist of a Casino located at a single URL, with a maximum of two themes: an adult theme (where a license is available), and a non-adult theme. The Casino shall have various games of chance which includes, but is not limited to, blackjack, roulette, pai gow poker, video poker and slot machine and other games as added from time to time, based on a theme chosen by the Licensee, a sportsbook web site within the gaming site, an HTML version of sportsbook, and a lottery ticket distribution web site;

         1.11 "Material" means the source code of the Package and such other materials and documentation as are necessary to comply with Clauses 2.1.3 and 2.1.6;

         1.12 "Package" means the software packages licensed to the Licencee under the Licence Agreement and the details of which are set out under Schedule 1;

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         1.13     "Person" means an individual, corporation, firm, association, partnership, trust or other entity or group of entities, including any governmental entity or any agency or political subdivision thereof;

         1.14 "Service Contracts and Software Licences" means the service contracts and licence agreements between the Owner (or any member of the WG Group) with any Persons in relation to the Systems including but without prejudice to the generality of the foregoing the contracts and licences for any Oracle licence, the Sun Maintenance and Support licence, the Vertis (back up software) licence and support contract;

         1.15 "Sites" mean www.sportsbook.com, www.sportingbetUSA.com, www.sportingbetusa.com, www.wallstreet.com and www.playersonly.com and other URLs designated in writing by the Licensee from time to time.

         1.16 "Systems" means the Licensed Software and the Hardware provided by Starnet, World Gaming or any member of the WG Group in relation to the support of or provision of Services to the Licensee or any member of the Sportingbet Group in relation to the Sites; and

         1.17 "WG Group" means World Gaming Plc and its subsidiaries and subsidiary undertakings from time to time and individually a "member of the WG Group".

2        Owners' Duties and Warranties

         2.1      The Owner shall:

                  2.1.1 deliver a copy of the Material to NCC upon execution of this Agreement;

                  2.1.2 thereafter update the Material within 7 days of such release of a new version (including any update or upgrade) of the Package. Such versions updates and upgrades will be added to the existing deposits and each deposit will be held and maintained separately within the escrow account. The processing of all deposit updates or upgrades shall be in accordance with Clause 2.1.6;

                  2.1.3 always ensure that the Material as delivered to NCC is capable of being used to recreate the latest version of the Package used by or issued to the Licensee and shall deliver to NCC further copies of the Material as and when necessary;

                  2.1.4 in any event deliver to NCC a replacement copy of the Material (fully up to date) every 3 months following the first delivery under this Agreement;

                  2.1.5 deliver a replacement copy of the Material to NCC within 14 days of receipt of a notice served upon it by NCC under the provisions of Clause 4.1.6; and

                  2.1.6 deliver with each deposit of the Material any of the following technical information that is relevant:

                           2.1.6.1 Details of the deposit; full name and version details, media type, backup command/software used, compression used, archive hardware and operating system details.

                           2.1.6.2 Password/encryption details required to access the source code.

                           2.1.6.3 Directory listings of the contents of the media.

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                           2.1.6.4  Documentation describing the procedures for
                                    building, compiling and installing the
                                    software, including names and versions of the development tools.

                           2.1.6.5 Software design information (e.g. module names and functionality).

                           2.1.6.6 Name and contact details of employees with knowledge of how to maintain and support the Material.

                  2.1.7 at all times fully cooperate with NCC by providing access to its premises (and where necessary procuring access to the premises of the WG Group and the Cable and Wireless colocation offices or facilities in Antigua pursuant to the Cable and Wireless Agreements), facilities, computer software systems, and technical and support personnel and all other assistance to enable NCC's Full Verification Service to be performed as and when, in the Licensee's sole and exclusive discretion and at the Licensee's request, the Licensee deems it appropriate.

         2.2      The Owner warrants that:

                  2.2.1 it owns the Intellectual Property Rights in the Material and has authority to enter into this Agreement;

                  2.2.2 by entering into this Agreement, the Owner is not and will not be in breach of any express or implied obligation to any third party binding on it; and

                  2.2.3 the Material lodged under Clause 2.1 shall contain all information in human-readable and useable form and on suitable media to enable a reasonably skilled programmer or analyst to understand, develop, maintain and correct the Package without the assistance of any other person.

3        Owner's Responsibilities

         It shall be the responsibility of the Owner to notify NCC of any significant change to the Package that necessitates any replacement copy or updates of the Material being deposited.

4        NCC's Duties

         4.1      NCC shall:

                  4.1.1 Upon receipt of the relevant payment, apply its Full Verification Service to the Material as soon as possible upon receipt of the initial deposit of the Material being received from the Owner under clause 2.1.1;

                  4.1.2 hold the Material (and all updates and upgrades) in a safe and secure environment;

                  4.1.3 inform the Owner and the Licensee of the receipt of any copy or updates or upgrades of the Material;

                  4.1.4 in accordance with the terms of Clause 9 apply its Integrity Testing Service to the Material from time to time;

                  4.1.5 at all times retain a copy of the latest verified deposit of the Material; and

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                  4.1.6    as soon as reasonably practicable notify the Owner
                           and Licensee if it becomes aware at any time during the term of this Agreement that the copy of the Material (or any updates or upgrades) held by it has been lost, damaged or destroyed.

                  4.1.7 In accordance with the terms of Clause 6.3.2. upon receipt of the Notice release the Materials to the Licensee within 24 hours of receipt of such notice if such notice is received on a recognised business day and provided the following day is a recognised business day. If the Notice is not received on a recognised business day or the following day is not a recognised business day, then the Material will be released within 24 hours after the start of the next recognised business day.

         4.2 NCC shall not be responsible for procuring the delivery of the Material in the event of failure by the Owner to do so.

5        Payment

         The Licensee shall pay NCC's standard fees as published from time to time or as otherwise agreed.

6        Release Events

         6.1 Subject to the provisions of Clauses 6.2 and 6.3 and upon receipt of its release fee and all outstanding fees due and owing to NCC, NCC will release the Material to a duly authorised officer of the Licensee in accordance with clause
                  6.3 hereunder.

         6.2 The Licensee must notify NCC immediately of the occurrence or the possibility of the occurrence of any of the Trigger Events and may demand, in its sole and exclusive discretion, the release of the Material by delivering to NCC written notice ("the Notice") (which may be sent by fax) made by an officer of the Licensee stating that a Trigger Event has been triggered, specifying the particular Trigger Event(s) and that the Licence Agreement was still valid and effective up to the occurrence of such event.

         6.3 Upon receipt of the Notice from the Licensee claiming a release event under Clause 6.1:

                  6.3.1 NCC shall immediately send a copy of the Notice to the Owner and its solicitors by fax and special delivery to the addresses for each in clause 13.3 or equivalent type of post;

                  6.3.2 upon receipt of the Notice from the Licensee NCC shall have no obligation to determine themselves whether a release event has in fact occurred or whether the Licensee has reasonable grounds to believe that there is the possibility of the occurrence of any of the Trigger Events, and NCC shall have no right to refuse to release the Materials to the Licensee. The Owner hereby expressly agrees, acknowledges and authorises that upon receipt of the Notice NCC shall release the Materials to the Licensee in accordance with clause 4.1.7 above, regardless of whether the Owner disputes such release upon receipt of the Notice under clause 6.3.1.

         6.4 To the extent that this Agreement does not otherwise provide for reimbursement of such costs and expenses, the Licensee hereby agrees to indemnify NCC in full in respect of any liability, loss, damage, costs and expenses incurred by NCC as a result of any release made by NCC to the Licensee under clause 6.3 that is disputed by the Owner.

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         6.5      Following a Trigger Event the Owner (at its expense) shall have the right to appoint an independent expert, at the sole discretion of the Owner, to verify the occurrence of a Trigger Event. During the investigation by the independent expert, the Licensee shall continue to be able to use the Material under the terms of this Agreement. The independent expert shall provide a written report to both parties setting out its conclusion as to whether or not a Trigger Event has occurred. If, on receipt of such, a genuine Trigger Event has not occurred the Licensee shall immediately:

                  6.5.1    cease any use of the Material (or copies thereof);

                  6.5.2 re-lodge the released Material at the NCC and pay any associated fees;

                  6.5.3    delete any copies made of the Material;

                  6.5.4 provide the Owner with written certification signed by a director of the Licensee that:

                           6.5.4.1  it has ceased all use of the Material;

                           6.5.4.2  it has deleted all copies of the Material;

                           6.5.4.3  it has re-lodged the Material with the NCC;
                                    and

                           6.5.4.4 it will not use the Material in the future other than as provided for under this Agreement.

         6.6 The Licensee shall indemnify and hold harmless the Owner from and against all and any losses, liabilities, demands, claims, costs and expenses (including reasonable legal costs and disbursements) incurred or suffered by the Owner, and any damages awarded against the Owner, as a result of a breach by the Licensee of clause 6.5.4.

7        Confidentiality

         7.1 The Material shall remain the confidential property of the Owner and in the event that NCC provides a copy of the Material to the Licensee, the Licensee shall be permitted to use the Material only in accordance with the confidentiality obligations contained in Clause 7.3.

         7.2 NCC agrees to maintain all information and/or documentation coming into its possession or to its knowledge under this Agreement in strictest confidence and secrecy. NCC further agrees not to make use of such information and/or documentation other than for the purposes of this Agreement and will not disclose or release it other than in accordance with the terms of this Agreement.

         7.3 In the event that the Material is released under Clause 6 the Licensee shall, subject to Clause 7.4:

                  7.3.1 use the Material only for the purpose of understanding, maintaining, developing and correcting the Package exclusively on behalf of the Licensee;

                  7.3.2 not use the Material for any other purpose nor disclose it to any person save such of its employees or contractors who need to know the same in order to understand, maintain, develop and correct the Package exclusively on behalf of the Licensee. In that event the Licensee shall ensure that its employees and contractors are bound by the same confidentiality obligations as are contained in this Clause 7;

                  7.3.3 hold all media containing the Material in a safe and secure environment when not in use; and
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                  7.3.4    forthwith destroy the same should the Licensee cease
                           to be entitled to use the Package.

         7.4 Notwithstanding Clause 7.3, to the extent that any other agreement in effect between the Owner and the Licensee or its affiliates provides greater rights to Licensee with respect to the Material than provided in Clause 7.3, such greater rights shall prevail.

8        Intellectual Property Rights

         The release of the Material to the Licensee will not solely by virtue of this Agreement act as an assignment of any Intellectual Property Rights that the Owner possesses in the Material.

9        Verification

         9.1 Subject to the provisions of Clauses 9.2 and 9.3, NCC shall bear no obligation or responsibility to any person, firm, company or entity whatsoever to determine the existence, relevance, completeness, accuracy, effectiveness or any other aspect of the Material.

         9.2 Upon the Material being lodged with NCC, NCC shall apply its Full Verification Service to the initial first deposit of the Material as received under clause 2.1.1 and for all subsequent Material deposited, apply its Integrity Testing Service to the Material and shall provide a copy of each test report to the parties to this Agreement.

         9.3 In addition to the Full Verification testing to be carried out by NCC on the Material under clause 4.1 upon the initial deposit by the Owner, the Licensee shall be entitled to require NCC to apply its Full Verification Service to the Material in respect of any new version, update or upgrade . NCC's prevailing charges for providing such Full Verification Services and all reasonable expenses incurred by NCC in carrying out such testing will be paid by the Licensee, save that if in the opinion of the independent expert appointed by the Managing Director of NCC the Material is substantially defective in content any such reasonable charges and expenses will be paid by the Owner.

10       NCC's Liability

         10.1 NCC shall not be liable for any loss or damage caused to the Owner or the Licensee either jointly or severally except to the extent that such loss or damage is caused by:

                  10.1.1   the negligent acts or omissions of; or

                  10.1.2 a breach of any contractual duty by NCC, its employees, agents or sub-contractors and in such event NCC's total liability in respect of all claims arising under or by virtue of this Agreement shall not (except in the case of claims for personal injury or death) exceed the sum of (pound)500,000.

         10.2 NCC shall in no circumstances be liable to the Owner or the Licensee for indirect or consequential loss of any nature whatsoever whether for loss of profit, loss of business or otherwise.

         10.3 NCC shall be protected in acting upon any written request, waiver, consent, receipt or other document furnished to it pursuant to this Agreement, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information contained in it, which NCC in good faith believes to be genuine and what it purports to be.

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11       Indemnity

         Save for any claim falling within the provisions of Clause 10.1, the Owner and the Licensee jointly and severally indemnify NCC for any reasonable legal and/or related costs it incurs as a result of issuing or becoming otherwise involved in any form of dispute resolution proceedings or any litigation of any nature in relation to this Agreement.

12       Termination

         12.1 NCC may terminate this Agreement after failure by the Licensee to comply with a 60 day written notice from NCC to pay any outstanding fee.

         12.2 NCC may terminate this Agreement by giving 60 days written notice to the Owner and the Licensee. In that event the Owner and the Licensee shall appoint a mutually acceptable new custodian on terms similar to those contained in this Agreement. If a new custodian is not appointed within 30 days of delivery of such notice, the Owner or the Licensee shall be entitled to request the President for the time being of the British Computer Society to appoint a suitable new custodian upon such terms and conditions as he/she shall require. Such appointment shall be final and binding on all parties.

         12.3 If NCC is notified of the new custodian within the notice period, NCC will forthwith deliver the Material to the new custodian. If NCC is not notified of the new custodian within the notice period, NCC will return the Material to the Owner.

         12.4 If the Licence Agreement has terminated and the Licence has expired or has been lawfully terminated this Agreement will automatically terminate on the same date. The Owner shall promptly notify NCC of such termination and NCC will make available the Material for collection by the Owner within 30 days of such notice of termination or expiry of the Licence Agreement. If the Material remains uncollected by the Owner after 30 days, NCC will destroy the Material.

         12.5 The Licensee may terminate this Agreement at any time by giving written notice to NCC.

         12.6 The Owner may only terminate this Agreement with the written consent of the Licensee.

         12.7 This Agreement shall terminate upon release of the Material to the Licensee in accordance with Clause 6.

         12.8     Upon termination under the provisions of Clauses 12.4, 12.5 or
                  12.6 of this Agreement NCC will deliver the Material to the Owner. If NCC is unable to trace the Owner NCC will destroy the Material.

         12.9 Upon termination under the provisions of Clause 12.1 the Material will be available for collection by the Owner from NCC for 30 days from the date of termination. After such 30 day period NCC will destroy the Material.

         12.10 NCC may forthwith terminate this Agreement and destroy the Material if it is unable to trace the Owner having used all reasonable endeavours to do so.

         12.11 The provisions of Clauses 7, 10 and 11 shall continue in full force after termination of this Agreement.

         12.12 On termination of this Agreement the Owner and/or the Licensee (as appropriate) shall remain liable to NCC for payment in full of any fee which has become due but which has not been paid as at the date of termination.

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13       General

         13.1 This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English courts.

         13.2 This Agreement represents the whole agreement relating to the escrow arrangements between the parties for the Package and supersedes all prior arrangements, negotiations and undertakings.

         13.3 Save for Clause 6.3, all notices to be given to the parties under this Agreement shall be deemed to have been duly given or made when delivered personally or 7 days after posting or if sent by facsimile, 12 hours after despatch to the party to which such notice is required to be given or made under this Agreement addressed as follows: Internet Opportunity Entertainment Limited:

                  C/o Address:      7th Floor
                                    Transworld House
                                    82 - 100 City Road
                                    London   EC1Y 2BJ

                  Fax:              020 7251 7270

                  Email:            danielt@sportingbet.com

                  Attention:        Daniel Talisman
                                    Group Legal Counsel and Company Secretary


                  Starnet Systems International Inc:

                  C/o Address:      Law Debenture Corporate Services Limited
                                    Fifth Floor
                                    100 Wood Street
                                    London EC2V 7EX

                  Fax:              [               ]

                  Email:            [               ]

                  Attention:        [               ]



                  Owner's Solicitors:

                  C/o Address:      Berwin Leighton Paisner
                                    Adelaide House
                                    London Bridge
                                    London
                                    EC4R 9HA


                  Fax:              020 7760 1111

                  Email:            hilary.stewart-jones@blplaw.com

                  Attention:        Hilary Stewart-Jones

                                       9
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                                   Schedule 1


                                   The Package

The software package known as [to be confirmed by WG]

>> Sportsbook, Pari-mutuel Software, Casino Games (Java Version), Casino Games (C++ downloadable version) (includes new games introduced by SSII and upgrades)

>>       Partners Program Software

>>       Eye in the Sky (management reports) Software

>> Command Centre Software or such other name(s) as may be given to it by the Owner from time to time.

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                                   Schedule 2

                         NCC's Full Verification Service

Full Verification is an optional service, available at an additional cost, that builds upon the checks carried out in Integrity Testing to provide further assurances that the code deposited with NCC is indeed the complete source code for the software used by the Licensee. In addition, through carrying out a full verification, NCC check that supporting information required to compile and build the product is supplied with the deposit and is correct.

The core components of a Full Verification are as follows:

o Compilation of the source code deposit (using documentation/scripts provided by the Owner and then included in the deposit)

o Generation of a working version of the software. This is carried out with the assistance of the Owner.

o Verification that the working software is that licensed by the Licensee. This is carried out with the assistance of the Licensee.

o Integrity Testing checks shall be carried out at the conclusion of the verification process in order to ensure that the media being deposited in Escrow is suitable for storing.

A Full Verification Test Report is produced which clearly states the checks carried out and the results of those checks - copies of the report are provided to the Licensee and the Owner. Integrity Testing Services

The integrity testing service checks that the deposited material contains accessible source code. The results of the integrity testing are recorded in a Test Report along with details of all the items lodged. This Test Report is forwarded to all parties.

NCC's Integrity Testing Service

Integrity Testing consists of the following checks:

o Each item of media deposited is virus checked where appropriate. The anti-virus software used is listed in the report.

o Checks are made to ensure that each item of media can be read without error.

o If the data has been encrypted or password protected in any way then checks are made to ensure that the data can be accessed using the decryption key or password provided by the software owner.

o Checks are made to see if compression has been used, in which case tests are undertaken to ensure that the data can be decompressed. The compression utility used is listed in the report.

o        Sample data is viewed to ensure that the deposit contains source code.

o        Sample source code is viewed to check for the following:

                  Modification History
                  Source Code Comments
                  Source Code Indentation
                  Meaningful Variable/Procedure Names
                  Meaningful File Names

         The results of the source code information checks do not effect the result of the verification but provide further information on the legibility and maintainability of the source code.

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
                                                  Schedule 3

                                            NCC's Fees (St(pound))
------- -------------------------------------------------------------------- ---------------- --------------
 1      Initial Fee (payable on commencement of work)                              Nil            100%
------- -------------------------------------------------------------------- ---------------- --------------
 2      Annual Fee (payable on completion of the agreement and on each             Nil            100%
        anniversary thereafter)
------- -------------------------------------------------------------------- ---------------- --------------
3       (a) Full Verification Fee for initial deposit of Material under            Nil            100%
        clause 2.1.1

        (b) Full Verification Fee for Full Verification service at the request of the Licensee
------- -------------------------------------------------------------------- ---------------- --------------
 4      Scheduled Update Fee (2nd and subsequent scheduled deposits in any         Nil            100%
        one year, payable on completion of the agreement and on each anniversary thereafter - NB a minimum of 3 are required in accordance with Clause 2.1.3)
------- -------------------------------------------------------------------- ---------------- --------------
 5      Unscheduled Update Fee (per unscheduled deposit)                           Nil            100%
------- -------------------------------------------------------------------- ---------------- --------------
 6      Storage Fee (an additional annual fee may be payable for deposits          Nil            100%
        in excess of one cubic foot)
------- -------------------------------------------------------------------- ---------------- --------------
 7      Release Fee (plus NCC's reasonable expenses)                               NIL            100%
------- -------------------------------------------------------------------- ---------------- --------------

o        All fees are reviewed by NCC from time to time


Signed for and on behalf of  Starnet Systems International Inc

Name: .................................................|....................................................

Position: .............................................|                              (Authorised Signatory)


Signed for and on behalf of  Internet Opportunity Entertainment Limited

Name: .................................................|....................................................

Position: .............................................|                              (Authorised Signatory)


Signed for and on behalf of NCC ESCROW INTERNATIONAL LIMITED

Name: .................................................|....................................................

Position: .............................................|                              (Authorised Signatory)

                                                      12

                                   Schedule 4

                                 Trigger Events

         The occurrence of any of the following, or alternatively the Licensee reasonably anticipating that any of the following will occur in the foreseeable future is a "Trigger Event". If:

         (a) the Owner or any of its subsidiaries (i) voluntarily ceases to conduct its business in the ordinary course; (ii) commences any insolvency or equivalent or analogous proceeding with respect to itself in any jurisdiction; or (iii) takes any action to effectuate or authorize any of the forgoing; or

         (b) a petition is presented for the winding up or administration of the Owner or any member of the WG Group or an order is made or a resolution is passed for the winding up of the Owner or any member of the WG Group except for the purposes of reconstruction or amalgamation; or

         (c) a liquidator, administrator, administrative receiver, receiver, trustee, or similar officer is appointed in respect of the Owner or a member of the WG Group or in respect of any or all of the assets of the Owner or any member of the WG Group; or

         (d) any involuntary insolvency or equivalent proceeding is commenced or filed against World Gaming Plc or any subsidiary; World Gaming Plc or any subsidiary admits the material allegations of a petition against it in any insolvency proceeding, or an order for relief (or similar order) is ordered in any insolvency proceeding; or World Gaming Plc or any of its subsidiaries acquiesces in the appointment of a receiver, administrator, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person for itself or a substantial portion of its property or business; or

         (e)      there is a Change of Control of the WG Group; or

         (f) the WG Group fails to enter into an escrow access agreement with a third party, Cable & Wireless who is resident in Antigua for such third party to hold keys and passwords necessary for access by the Licensee to the site on which the Package can be found within 14 days of the date of this Agreement; or

         (g) at any time the Charge (as defined in the Charge Agreement entered into between the WG Group and the Licensee) ceases to create first ranking security interests over any of the property and assets secured or intended to be secured thereby; or

         (h) the WG Group fails to pay by the due date, in the currency and manner provided in the Loan Agreement entered into between the Owner and the Licensee, any sum payable by the WG Group under that Loan Agreement; or

         (i) the WG Group fails to provide within 7 days of the date of this Agreement such written authority for the Licensee as it may require to enable it to enter the Secured Site (as defined in the Loan Agreement referred to above) and use and operate the Package immediately on the occurrence of any of the Events of Default as set out in the Loan Agreement; or

         (j) the WG Group is unable or unwilling to perform an obligation or provide a service pursuant to the Licence Agreement which has a material and immediate adverse impact on the operation of the System and pursuant to the service levels to be agreed between the parties within 7 days of the date of the Loan Agreement save in instances of force majeure (as described in the Loan Agreement); or

         (k) there is any material breach of any representation or warranty made pursuant to the Loan Agreement by any member of the WG Group save that with regard to such material breaches, the WG Group shall have a period of 28 days to rectify (during such period the Materials will not be released) after which the Materials shall be released to the Licensee if such breaches remain outstanding.

                                       14